    HD SUPPLY RESTORATION PLAN

(Effective January 1, 2022)

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HD SUPPLY RESTORATION PLAN

On this 17th day of November, 2022, HD Supply, Inc. a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), hereby establishes the HD Supply Restoration Plan (the “Plan”).

BACKGROUND AND PURPOSE

A.    Background. The Company’s parent, The Home Depot, Inc. (“Parent”) established The Home Depot FutureBuilder Restoration Plan, which was amended and restated effective as of January 1, 2008 (the “FutureBuilder Restoration Plan).

B.    General Purpose. The Company sponsors the HD Supply 401(k) Retirement Plan (the “HD Supply 401(k) Plan”), a 401(k) and stock ownership plan qualified under Code §§ 401(a) and 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the “Code”). The primary purpose of the Plan is to provide additional retirement income to certain key executive employees of the Company and its affiliates that are participating companies in the Plan, in order to reduce the impact of certain provisions of the Code that limit the maximum benefits that may accrue under the HD Supply 401(k) Plan. In particular, the Company intends for the Plan to at least partially offset the effects of the Section 401(a)(17) Limitation, by providing the amount of supplemental retirement income, in the form of Home Depot Common Stock, specified in the Plan.

C.    Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. The Plan is intended to comply with the applicable requirements of Code §409A.

STATEMENT OF AGREEMENT

To establish the Plan with the purposes and goals as hereinabove described, the Company hereby sets forth the terms and provisions as follows:

#10540013v3

Table of Contents
i

3.3 Participant Accounts	6
(a) Establishment of Accounts	6
(b) Nature of Contributions and Accounts	6
(c) Account Balance	7
(d) Cash Dividends	7
(e) Adjustments for Stock Dividends and Splits	7
(f) Value of Account	7
(g) Value of Company Stock	7
3.4 Vesting	8
3.5 Notice to Participant of Account Balances	8
3.6 Good Faith Valuation Binding	8
3.7 Errors and Omissions in Accounts	8
Article IV PAYMENT OF ACCOUNT BALANCES	8
4.1 Benefit Payments	8
4.2 Form of Distribution	8
4.3 Beneficiary Designation	9
(a) General	9
(b) No Designation or Designee Dead or Missing	9
4.4 Taxes	9
4.5 Unclaimed Benefits	9
Article V CLAIMS	9
5.1 Claims Procedure	9
5.2 Review Procedure	9
(a) General Procedures	9
(b) Period for Review	9
(c) Decisions by Administrative Committee	9
(d) Review Decision	10
5.3 Procedures Applying to Both Claims and Review Procedures	10
(a) Method of Notification	10
(b) When Claim or Appeal Deemed Filed	10
(c) Tolling of Period for Making Decision	10
(d) Relevant Documents	11
Article VI SOURCE OF FUNDS; TRUST	11
6.1 Source of Funds	11
6.2 Trust	12
Article VII ADMINISTRATIVE COMMITTEE	12
7.1 Action	12
7.2 Rights and Duties	12
7.3 Compensation, Indemnity and Liability	13
Article VIII AMENDMENT AND TERMINATION	13
8.1 Amendments	13
8.2 Termination of Plan	13
Article IX MISCELLANEOUS	13
9.1 Taxation	14
9.2 No Employment Contract	14
ii

9.3 Headings	14
9.4 Gender and Number	14
9.5 Assignment of Benefits	14
9.6 Legally Incompetent	14
9.7 Plan Expenses	15
9.8 Offsets	15
9.9 Severability	15
9.10 Governing Law	15
9.11 Code § 409A	15

iii

ARTICLE I
DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning plainly is required by the context.

1.1 “Account” means, with respect to a Participant or Beneficiary, the total dollar amount, value and/or number of Stock Units evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary.

1.2 “Active Participant” means an Eligible Employee who (i) remains employed with the Company, any other member of the Controlled Group, or any other company that the Administrative Committee designates for purposes of the Plan as a participating employer in the Plan, through the end of the Plan Year and (ii) completes such forms and provides such data, if any, as may be required by the Administrative Committee as a precondition of participation in the Plan.
1.3 “Administrative Committee” means the administrative committee of the HD Supply 401(k) Plan, or such other committee as shall be appointed by the Board to administer the Plan.
1.4 “Allocation Date” means, with respect to a Plan Year, the January 31 immediately following such Plan Year.
1.5 “Beneficiary” means, with respect to a Participant, the persons designated or otherwise determined in accordance with Section 4.3 to receive any death benefits that may be payable under the Plan upon the death of the Participant.
1.6 “Board” means the Board of Directors of the Company. In the event the Plan provides that the Company shall act, such action shall be taken by the Board unless the Board has authorized and directed the Administrative Committee or other person or entity to act in its stead.
1.7 “Code” means the Internal Revenue Code of 1986, as amended.
1.8 “Company” means, collectively, HD Supply, Inc. and each of the other Participating Companies.
1.9 “Company Stock” means the $.05 par value per share voting common stock of Parent.
1.10 “Compensation” means “compensation” as defined for purposes of determining contributions under the HD Supply 401(k) Plan for a Plan Year, determined without regard to the Section 401(a)(17) Limitation.

1.11 “Controlled Group” means all of the companies that are either (i) members of the same controlled group of corporations (within the meaning of Code § 414(b)), or (ii) under common control (within the meaning of Code § 414(c)), with the Company.
1.12 “Eligible Employee” means, for a Plan Year, an individual:
(a)    who is a member of a select group of highly compensated or key management Employees of the Company; and
(b)    who has satisfied the service requirements to be eligible to receive matching contributions under the HD Supply 401(k) Plan for such Plan Year; and
(c)    whose HD Supply 401(k) Plan Compensation exceeds the Section 401(a)(17) Limitation.
The Administrative Committee shall determine, from time to time and in its sole discretion, which Employees satisfy said criteria and such determination shall be binding.
1.13 “Employee” means an individual who is considered an employee of the Company for purposes of the HD Supply 401(k) Plan.
1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.15 “HD Supply 401(k) Plan” means the HD Supply 401(k) Retirement Plan, a 401(k) plan qualified under Code §§ 401(a) and 4975(e)(7) and sponsored by the Company, and all amendments thereto.
1.16 “HD Supply 401(k) Plan Compensation” means the actual amount of Compensation taken into account under the HD Supply 401(k) Plan for a Plan Year, after excluding amounts in excess of the Section 401(a)(17) Limitation.
1.17 “Parent” means The Home Depot, Inc.
1.18 “Participant” means any individual who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.
1.19 “Participating Company” means, individually, the Company and each of its affiliates that is a participating company in the HD Supply 401(k) Plan, unless the Board or Administrative Committee has specifically excluded such a company from participation in the Plan.
1.20 “Plan” means the HD Supply Restoration Plan as contained herein and all amendments hereto. The Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated Employees who are within a select group of key management or highly compensated Employees.

1.21 “Plan Year” means the 12-consecutive-month period ending on December 31 of each year.
1.22 “Section 401(a)(17) Limitation” means the limitation imposed under Code § 401(a)(17) that establishes, subject to cost-of-living adjustments, a maximum amount of compensation that can be taken into account for any year under a retirement plan qualified under Code § 401(a).
1.23 “Separation from Service” means the date that the Participant separates from service within the meaning of Code § 409A. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Controlled Group, determined in accordance with the following:
(a) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period.
(b) Status Change. Generally, if a Participant performs services both as an Employee and an independent contractor, such Participant must separate from service both as an Employee, and as an independent contractor pursuant to standards set forth in Treasury regulations or other official guidance, to be treated as having a Separation from Service. However, if a Participant provides services to the Company as an Employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an Employee for purposes of this Plan.
(c) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an Employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (c) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (c) (including for purposes of determining the applicable 36-month (or shorter) period).
(d) Service with Affiliates. For purposes of determining whether a Separation from Service has occurred under the above provisions, the “Company” shall include the Company and all entities that would be treated as a single employer with the Company under Code § 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.
1.24 “Specified Employee” has the meaning given such term under Code § 409A and the regulations thereunder, provided that the exclusion of foreign compensation paid to certain non-resident aliens under Treasury Regulations § 1.415(c)-2(g)(ii) shall apply in determining an employee’s compensation. The foregoing definition shall apply with respect to all nonqualified deferred compensation plans, within the meaning of Code § 409A, maintained by any member of the Controlled Group.
1.25 “Stock Unit” means an accounting entry on a Participating Company’s books, that is equal in value at any time to the current fair market value of one share of Company Stock, and that represents an unsecured obligation of the Participating Company to pay that amount to a Participant in accordance with the terms of the Plan. A Stock Unit shall not carry any voting, dividend or other similar rights and shall not constitute an option or any other right to acquire any equity securities of Parent.
1.26 “Surviving Spouse” means, with respect to a Participant, the person of the same or opposite sex who is validly married to the Participant under the laws of the state or foreign jurisdiction where the marriage was performed. The determination of a Participant’s Surviving Spouse shall be made as of the date of such Participant’s death.
1.27 “Trust or Trust Agreement” means the separate agreement or agreements between the Participating Companies and the Trustee governing the creation of the Trust Fund, and all amendments thereto.
1.28 “Trustee” means the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.

1.29 “Trust Fund” means the total amount of Company Stock, cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.1 Eligibility. Each Eligible Employee for a Plan Year shall be eligible to participate in the Plan for such Plan Year.
2.2 Cessation of Eligibility and Participation. An individual who ceases to satisfy any of the criteria that qualified the individual as an Active Participant at any time during the Plan Year shall cease participation in the Plan; provided, such individual shall remain an inactive Participant in the Plan until the earlier of (i) the date the full value of the individual’s Account (if any) is forfeited and/or paid in accordance with the terms of the Plan, or (ii) the date the individual again becomes an Eligible Employee and qualifies under Section 2.1 to actively participate in the Plan. During the time that an Employee is an inactive Participant in the Plan, the individual’s Account shall continue to be adjusted for cash dividends and changes in Company Stock as provided in Sections 3.3(d) and (e).

ARTICLE III
CONTRIBUTIONS AND ACCOUNTS

3.1 Annual Benefit Allocation. For each Plan Year, each Active Participant shall have credited to such Active Participant’s Account an amount equal to the product of (i) the maximum percentage rate of matching contributions under the HD Supply 401(k) Plan for such Plan Year; and (ii) the Active Participant’s Compensation for such Plan Year in excess of the Section 401(a)(17) Limitation.
3.2 Crediting of Stock Units. The amount determined pursuant to Section 3.1 for an Active Participant for a Plan Year shall be credited to the Active Participant’s Account as of the Allocation Date for such Plan Year and shall be expressed in terms of whole and fractional Stock Units. The number of Stock Units credited to an Active Participant’s Account for a Plan Year shall be determined by dividing (i) the amount determined for the Active Participant in Section 3.1 for such Plan Year, by (ii) the per share fair market value of Company Stock on the Allocation Date for such Plan Year.
3.3 Participant Accounts.
(a) Establishment of Accounts. The Administrative Committee shall establish and maintain an Account on behalf of each Participant. Each Account shall be credited with the amount of Stock Units described in Section 3.2. Each Participant Account shall be maintained until the value thereof has been forfeited or paid to or on behalf of such Participant or the Participant’s Beneficiary.
(b) Nature of Contributions and Accounts. The Stock Units credited to a Participant’s Account shall be represented solely by bookkeeping entries, and no monies or other assets shall actually be set aside for such Participant. Except as provided in Article VI, all payments to a Participant under the Plan shall be made from the general assets of the Company. The Administrative Committee or the Board shall allocate the total liability to pay benefits under the Plan among the Participating Companies in such manner and amount as the Administrative Committee or the Board (as applicable) in its sole discretion deems appropriate. Any assets which may be acquired by a Participating Company in anticipation of its obligations under the Plan shall be part of the general assets of such Participating Company. A Participating Company’s obligation to pay benefits under the Plan constitutes a mere promise of such Participating Company to pay such benefits, and a Participant or Beneficiary shall be and remain no more than an unsecured, general creditor of such Participating Company.
(c) Account Balance. A Participant’s accrued benefit under the Plan at any time shall be equal to the value of the Participant’s Account balance; provided, as described in Section 3.4 and Article IV, only the portion of a Participant’s Account balance that is vested shall be payable to the Participant.
(d) Cash Dividends. For Stock Units that have been credited to a Participant’s Account on or before a record date for Company Stock cash dividends and that remain credited to the Participant’s Account through the corresponding dividend payment date, the Administrative Committee shall credit to such Participant’s Account a dollar amount equal to the amount of cash dividends that would have been paid on the Participant’s Stock Units if each Stock Unit constituted one share of Company Stock. Such dollar amount then will be converted into a number of Stock Units equal to the number of full and fractional shares of Company Stock that could have been purchased, at fair market value on the dividend payment date, with such dollar amount.
(e) Adjustments for Stock Dividends and Splits. In the event of any subdivision or combination of the outstanding shares of Company Stock, by reclassification, stock split, reverse stock split or otherwise, or in the event of the payment of a stock dividend on Company Stock, or in the event of any other increase or decrease in the number of outstanding shares of Company Stock, other than the issuance of shares for value received by the Company or the redemption of shares for value, the number of Stock Units credited to a Participant’s Account shall be adjusted upward or downward, as the case may be, to reflect the subdivision or combination of the outstanding shares. The amount of increase or decrease in the number of Stock Units in such event will be equal to the adjustment that would have been made if each Stock Unit credited to a Participant’s Account immediately before the event constituted one share of Company Stock.
(f) Value of Account. The value of a Participant’s Account as of any date shall be equal to the product of (i) the number of Stock Units credited to the Participant’s Account as of such date (as determined in accordance with the preceding subsections), and (ii) the per share fair market value of Company Stock on such date.
(g) Value of Company Stock For all purposes under the Plan for which the value of Company Stock must be determined as of any particular date, the fair market value per share of Company Stock on such date shall be the closing price of Company Stock on the New York Stock Exchange on such date or, if there were no sales on such date, the closing price on the nearest preceding date in which sales occurred. If, for any reason, the fair market value per share of Company Stock cannot be ascertained or is unavailable for a particular date, the fair market value of Company Stock on such date shall be determined as of the nearest preceding date on which the fair market value can be ascertained pursuant to the terms hereof.
3.4 Vesting. Stock Units credited to a Participant’s Account shall vest in accordance with the provisions applicable to the vesting of matching contributions under the HD Supply 401(k) Plan.
3.5 Notice to Participant of Account Balances. At least once for each Plan Year, the Administrative Committee shall cause a written statement of a Participant’s Account balance to be distributed to the Participant.
3.6 Good Faith Valuation Binding. In determining the value of the Accounts, the Administrative Committee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries.
3.7 Errors and Omissions in Accounts. If an error or omission is discovered in the Account of a Participant or in the amount credited to a Participant’s Account, the Administrative Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

ARTICLE IV
PAYMENT OF ACCOUNT BALANCES

4.1 Benefit Payments. If a Participant’s employment with the Company, all other members of the Controlled Group and any other company that the Administrative Committee designates for purposes of the Plan as an affiliate of the Company, terminates for any reason including the Participant’s death, the Participant (or the Beneficiary or Beneficiaries designated by such Participant in the Participant’s latest beneficiary designation form filed with the Administrative Committee) shall be entitled to receive a distribution of the vested number of Stock Units credited to the Participant’s Account, determined as of the date on which the distribution is processed. Such distribution shall be made as soon as practicable after the first day of the Plan Year following the Plan Year in which the Participant’s death or Separation from Service occurs, and in no event later than the last day of such Plan Year; provided, however, that no distribution of such amounts on account of a Specified Employee’s Separation from Service shall be made earlier than six (6) months after the date of such Separation from Service, unless the Participant dies during such six-month period.
4.2 Form of Distribution. The benefit payable to a Participant (or the Participant’s Beneficiary or Beneficiaries) under Section 4.1 shall be paid in a single payment in the form of a number of shares of Company Stock equal to the whole number of Stock Units credited to the Participant’s Account, with any fractional Stock Unit being paid, at its fair market value as if it were a fractional share of Company Stock, in a single-sum, cash payment.

4.3 Beneficiary Designation.

(a) General. Participants shall designate and from time to time may redesignate their Beneficiaries in such form and manner as the Administrative Committee may determine.
(b) No Designation or Designee Dead or Missing. In the event that: (i) a Participant dies without designating a Beneficiary; or (ii) the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or (iii) the Beneficiary designated by a Participant cannot be located by the Administrative Committee within one (1) year from the date benefits are to be paid to such person, then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the Participant’s Surviving Spouse, if any, and if not, the estate of the Participant.
4.3 Taxes. If the whole or any part of any Participant’s or Beneficiary’s benefit hereunder shall become subject to any estate, inheritance, income or other tax which the Company (or its agent) shall be required to pay or withhold, the Company (or its agent, as applicable) shall have the full power and authority (i) to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant or Beneficiary whose interests hereunder are so affected and/or (ii) to require the Participant or Beneficiary to pay to the Company (or its agent, as applicable), in cash or cash equivalent, the amount of any such tax. Before making any payment, the Company (or its agent, as applicable) may require such releases or other documents from any lawful taxing authority as it shall deem necessary. Notwithstanding the foregoing provision of this Section 4.4, such withholding shall be made only to the extent permitted under Code § 409A and the regulations thereunder.
4.4 Unclaimed Benefits. In the event a Participant or Beneficiary becomes entitled to a distribution from the Plan and the Administrative Committee is unable to locate such Participant or Beneficiary (after such diligent efforts as the Administrative Committee in its sole discretion deems appropriate) by the last day of the Plan Year in which payment is to be made to the Participant or Beneficiary under this Article IV, the full Account of the Participant or Beneficiary shall be deemed abandoned and forfeited as the last day of such Plan Year, and no person shall be entitled to any payment in respect of such Account.

ARTICLE V
CLAIMS

5.1 Claims Procedure. Any person who believes he or she is being denied rights or benefits under the Plan may file a written claim with the Administrative Committee, containing the claimant’s name, mailing address, telephone number and a detailed description of the claim or dispute. The Administrative Committee shall notify the claimant of its decision if a claim is denied in whole or part. The notification will be given within ninety (90) days after the claim is filed, or within one hundred-eighty (180) days if special circumstances require an extension of time for processing the claim and written notice of the extension, the circumstances requiring the extension and the date the Administrative Committee expects to make its decision is given to the claimant within the initial ninety (90) day period. A notification of a claim denial shall be written in a manner calculated to be understood by the claimant and shall contain: (1) specific reasons for the denial, (2) specific reference to Plan provisions on which the decision is based,

(3) a description of any necessary additional material or information necessary for the claimant to perfect the claim and an explanation of why it is necessary, and (4) information as to the steps to be taken and time limits for submitting a request for review, including a statement of the claimant’s right to bring a civil action under ERISA §502(a) after an adverse benefit determination on review.
5.2 Review Procedure:
(a) General Procedures. Within 60 days of receipt by the claimant of the written notice of denial of the claim, the claimant may file an appeal of an adverse benefit determination with the Administrative Committee for a full and fair review of the denied claim. The claimant may submit written comments, documents, records and other information relating to the claim. Upon request, the claimant shall be provided, free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim. The review decision shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. In the event of an adverse benefit determination on review, the Administrative Committee shall provide access to, and copies of, relevant documents, records and other information.
(b) Period For Review Decision. The Administrative Committee shall make its review decision within sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances require an extension of time, in which case the sixty (60)-day period may be extended to one hundred-twenty (120) days. The Administrative Committee shall notify the claimant in writing of any extension before the end of the initial sixty (60)-day period, explaining the circumstances requiring the extension and the date the Plan expects to make the determination on review.
(c) Decisions By Administrative Committee. Benefit determinations by the Administrative Committee, if the Administrative Committee holds regularly scheduled meetings at least quarterly, shall be made no later than the date of the meeting after the Plan’s receipt of a request for review. If the request for review is filed within thirty (30) days preceding the date of such meeting, the benefit determination may be made by no later than the date of the second meeting after the Plan’s receipt of the request for review. If special circumstances require a further extension of time for processing, a benefit determination shall be made not later than the third meeting of the Administrative Committee after the Plan’s receipt of the request for review. The Administrative Committee shall provide the claimant with written notice of any extension, describing the special circumstances and the date as of which the benefit determination will be made, before the commencement of the extension. The Administrative Committee shall notify the claimant of the benefit determination not later than five (5) days after the benefit determination is made.

(d) Review Decision. An adverse benefit determination on review shall set forth, in a manner calculated to be understood by the claimant: (1) the specific reason or reasons for the adverse determination; (2) reference to the specific plan provisions on which the benefit determination is based; (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (4) a statement describing the claimant’s right to bring an action under ERISA § 502(a).
5.3 Procedures Applying To Both Claims and Review Procedures:
(a) Method of Notification. Notice of the Administrative Committee’s adverse benefit determination may be by written or electronic notification. Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (iii) and (iv).
(b) When Claim or Appeal Deemed Filed. A claim or appeal shall be considered filed when received by the Administrative Committee regardless of whether all the information necessary to make a benefit determination accompanies the filing.
(c) Tolling of Period for Making Decision. If a time period is extended because of the claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date notification of the extension is sent to the claimant until the date the claimant responds to the request for additional information.
(d) Relevant Documents. A document, record or other information shall be considered relevant to a claim if it: (1) was relied upon in making the benefit determination, (2) was submitted, considered or generated in making the benefit determination, regardless of whether it was relied upon in making the benefit determination, or (3) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.

ARTICLE VI
SOURCE OF FUNDS; TRUST

6.1 Source of Funds. Except as provided in this Section and Section 6.2, each Participating Company shall provide the benefits described in the Plan from the general assets of such Participating Company. In any event, each Participating Company ultimately shall have the obligation to pay all benefits due to Participants and Beneficiaries under the Plan to the extent liability therefor has been allocated hereunder to such Participating Company. A Participating Company may, but shall not be required to, establish a Trust and may pay over funds from time to time to such Trust (as described in Section 6.2), and, to the extent that funds in such Trust allocable to the benefits payable under the Plan by such Participating Company are sufficient, the Trust assets shall be used to pay such benefits. If such Trust assets are not sufficient to pay all such benefits due under the Plan, then such Participating Company shall have the obligation, and the Participant or Beneficiary, who is due such benefits, shall look to such Participating Company to provide such benefits. The Administrative Committee or the Board shall allocate the total liability to pay benefits under the Plan among the Participating Companies in such manner and amount as the Administrative Committee or the Board (as applicable) in its sole discretion deems appropriate.
6.2 Trust. Participating Company may transfer all or any portion of the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. Each transfer into the Trust Fund shall be irrevocable as long as such Participating Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by such Participating Company; provided, it is the intent of such Participating Company that the assets held by the Trust are and shall remain at all times subject to the claims of the general creditors of such Participating Company. No Participant or Beneficiary shall have any interest in the assets held by the Trust or in the general assets of any Participating Company other than as a general, unsecured creditor. Accordingly, no Participating Company shall grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.

ARTICLE VII
ADMINISTRATIVE COMMITTEE

7.1 Action. Action of the Administrative Committee may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or Beneficiary, the member shall not participate in any decision which solely affects the member’s own benefit under the Plan. For purposes of administering the Plan, the Administrative Committee shall choose a secretary who shall keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Administrative Committee.
7.2 Rights and Duties. The Administrative Committee shall administer the Plan and shall have all powers and discretion necessary to accomplish that purpose.
(a)    To construe, interpret and administer the Plan;
(b)    To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;
(c)    To compute and certify to the Company the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;
(d)    To authorize all disbursements by the Company pursuant to the Plan;
(e)    To maintain all the necessary records of the administration of the Plan;
(f)    To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

(g)    To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and
(h)    To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.
The Administrative Committee shall have the complete and final discretionary authority to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters shall be binding and conclusive on all parties.
7.3 Compensation, Indemnity and Liability. The Administrative Committee and its members shall serve as such without bond and without compensation for services hereunder. All expenses of the Administrative Committee shall be paid by the Company. No member of the committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, excepting his own willful misconduct. The Company shall indemnify and hold harmless the Administrative Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee, excepting only expenses and liabilities arising out of his own willful misconduct.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1 Amendments. The Company, through action of the Board or the Administrative Committee, shall have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time; provided, the Administrative Committee may not amend the Plan to increase the level of benefits hereunder without Board approval; and provided further that the Company mat not materially amend the Plan without further approval of the Parent if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of any securities exchange or other applicable laws, policies or regulations. Any amendment shall be in writing and executed by a duly authorized officer of the Company or a member of the Administrative Committee. An amendment to the Plan may modify its terms in any respect whatsoever, and may include, without limitation, a permanent or temporary freezing of the Plan such that the Plan shall remain in effect with respect to existing Account balances without permitting any new contributions; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants and Beneficiaries shall be bound by such amendment.
8.2 Termination of Plan. The Company expects to continue the Plan but reserves the right to discontinue and terminate the Plan at any time, for any reason. Any action to terminate the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Company. If the Plan is terminated, each Participant shall become one hundred percent (100%) vested in his Account which shall be distributed in a single payment of Company Stock and cash, in the manner prescribed in Section 4.2, as soon as practicable after the date the Plan is terminated; provided, however, that all Accounts shall be distributed in accordance with Treas. Reg. § 1.409 A-3(j)(4)(ix) so long as the requirements of such section are satisfied, otherwise, all Accounts shall continue to be distributed in accordance with Article IV. The amount of any such distribution shall be determined as of the date such termination distribution is to be processed. Such termination shall be binding on all Participants and Beneficiaries.

ARTICLE IX
MISCELLANEOUS

9.1 Taxation. It is the intention of the Company that the benefits payable hereunder shall not be deductible by the Company nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Company, or the Trust, as the case may be, to such Participants or Beneficiaries. When such benefits are so paid, it is the intention of the Company that they shall be deductible by the Company under Code § 162.
9.2 No Employment Contract. Nothing herein contained is intended to be nor shall be construed as constituting a contract or other arrangement between the Company and any Participant to the effect that the Participant will be employed by the Company for any specific period of time.
9.3 Headings. The headings of the various articles and sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a section shall refer to a section of the Plan unless specified otherwise.
9.4 Gender and Number. Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.
9.5 Assignment of Benefits. The right of a Participant or Beneficiary to receive payments under the Plan may not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.
9.6 Legally Incompetent. The Administrative Committee, in its sole discretion, may direct that payment be made on behalf of an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, without further liability on the part of the Company for the amount of such payment to the person on whose account such payment is made.

9.7 Plan Expenses. Unless paid by the Participating Company, expenses of administering the Plan shall be paid by the Participants, except as otherwise provided herein, and shall be debited among Participant Accounts in proportion to the Participant’s Account balance to total Account balances.
9.8 Offsets. As a condition to eligibility to participate in the Plan, each Participant consents to the deduction from amounts otherwise payable under the Plan to the Participant and the Participant’s Beneficiaries all amounts owed by the Participant to the Participating Company and the Participating Company and its affiliates to the maximum extent permitted by applicable law.
9.9 Severability. The invalidity or unenforceability of any provision in this Plan shall not in any way affect the validity or enforceability of any other provision and the Plan shall be construed in all respects as if such invalid or unenforceable provision had never been in the Plan.
9.10 Governing Law. The Plan shall be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
9.11 Code § 409A. The Plan is intended to comply with the applicable requirements of Code Section 409A, and shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

IN WITNESS WHEREOF, the Company has caused the amended and restated Plan to be executed by its duly authorized officer on the ____ day of November, 2022.

HD SUPPLY, INC.

                         By:     /s/ Charles L. White II
                            Charles L. White II
                            VP Total Rewards